Exhibit 99.1

JAKKS Pacific® Reports Third Quarter Results for 2010

--- Increases Guidance for 2010; Announces $30 Million Stock Buy-Back ---

MALIBU, Calif.--(BUSINESS WIRE)--October 26, 2010--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s third quarter and first nine months ended September 30, 2010.

Net sales for the third quarter of 2010 were $348.7 million compared to $351.4 million reported in the comparable period last year; and net sales for the nine months were $549.3 million compared to $604.9 million in 2009. Reported net income for the third quarter was $40.4 million, or $1.23 per diluted share, including tax benefits of $5.9 million, or $0.17 per diluted share, compared to $33.7 million, or $1.06 per diluted share, in the third quarter of 2009. Reported net income for the nine month period was $38.2 million, or $1.26 per diluted share, which includes a one-time pre-tax charge relating to the benefit payment of $2.8 million, or $0.06 per diluted share, to the estate of Jack Friedman pursuant to his employment agreement and tax benefits of $10.8 million, or $0.31 per diluted share, compared to a loss of $383.7 million, or $14.11 per diluted share, reported in 2009.

On a non-GAAP basis, net sales for the third quarter of 2010 were $348.7 million compared to $351.4 million, and $549.3 million for the nine month period compared to $605.5 million reported in the comparable period last year. On a non-GAAP basis, net income for the third quarter was $40.4 million, or $1.23 per diluted share, compared to $35.9 million, or $1.13 per diluted share, in the third quarter of 2009. Non-GAAP earnings for the first nine months of 2010 were $38.2 million, or $1.26 per diluted share, compared to $24.3 million, or $0.83 per share, reported in 2009.

Third quarter and nine month GAAP results include the following, which were excluded in the non-GAAP results above for 2009:

2010

  There were no adjustments to the 2010 GAAP results.

2009

  Pre-tax charge to cost of goods of $23.3 million was taken in the second quarter and $2.9 million in the third quarter related to the impairment of inventory.
  Pre-tax charge to royalty expense of $33.2 million was taken in the second quarter and $0.2 million in the third quarter related to abandoned or underperforming licenses.
  Pre-tax non-cash goodwill and other intangible asset impairment charges of $415.3 million taken in the second quarter.
  Pre-tax non-cash charge of $2.3 million related to the write-off of obsolete tools and molds taken in the second quarter.
  Pre-tax charge of $1.3 million related to a product recall taken in the second quarter.
  Pre-tax non-cash charge of $23.5 million related to the reduction of our preferred return from our video game joint venture with THQ as a result of the arbitration decision, of which $22.5 million was taken in the second quarter and $1.0 million was taken in the third quarter.

“We have been focused on maximizing opportunities for this holiday season, while closely managing our supply chain and developing our lines for 2011 and beyond, and we are extremely pleased that we were able to achieve better than expected results,” commented Stephen Berman, President and CEO, JAKKS Pacific. “Barring any adverse circumstances such as capacity issues in Asia and shipping delays, we are optimistic that we will finish the year ahead of expectations given our results to date and the early momentum we have been seeing at retail.

“We had robust sell-in for our Halloween costumes and accessories, which feature top entertainment properties for the whole family, such as Iron Man 2®, Toy Story 3, Sesame Street®, Hasbro® brands among others, as well as promising initial sell-through of our diverse toy lines at retail. Many new products hit shelves in the third quarter and thus far our dolls, role play, electronics and several other categories are on track or exceeding our expectations. Additionally, our line-up for 2011 is shaping up nicely and giving us confidence about our future.”

Consistent with the seasonality of our business, operations used cash of $1.8 million for the first nine months of 2010, and as of September 30, 2010, the Company’s working capital was $407.8 million, including cash and equivalents and marketable securities of $218.8 million.

“We continue to actively evaluate potential acquisition targets and apply our disciplined approach to obtain the best deal for JAKKS Pacific and our Stockholders,” commented Joel Bennett, Executive Vice President and CFO. “We are also announcing that our Board of Directors has authorized a stock buy-back program of up to $30.0 million of the Company’s common stock.”

Berman concluded, “Based on the strength of our sales to date, fourth quarter bookings and our ongoing tight controls over our business, we are confident about our future. We now expect to achieve net sales for this year in the range of $710 to $720 million and earnings in the range of $1.44 to $1.50 per diluted share, including the tax benefits of $10.8 million, or $0.31 per diluted share, and the Friedman benefit payment of $2.8 million, or $0.06 per diluted share. Without these two non-recurring adjustments, the Company is increasing its guidance for full-year EPS to $1.19 to $1.25 per diluted share.”

Use of Non-GAAP Financial information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including net sales information that excludes recall items, and expense information that excludes intangible asset impairment charges and license and inventory impairment charges, among others. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these non-GAAP financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operation results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its third quarter earnings conference call at 9:00 a.m. ET (6:00 a.m. PT) today. To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from approximately one hour after the call concludes through November 26, 2010. The playback can be accessed by calling 888-203-1112, or 719-457-0820 for international callers, pass code “3398426.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$218,593	$254,837
Marketable securities	206	202
Accounts receivable, net	287,370	129,930
Inventory, net	60,459	34,457
Income taxes receivable	-	35,015
Deferred income taxes	42,294	19,467
Prepaid expenses and other current assets	26,957	34,259
Total current assets	635,879	508,167

Property and equipment	79,322	73,812
Less accumulated depreciation and amortization	60,806	52,598
Property and equipment, net	18,516	21,214

Goodwill, net	3,446	1,571
Trademarks & other assets, net	31,901	42,912
Deferred income taxes	56,326	53,502
Investment in video game joint venture	-	6,727
Total assets	$746,068	$634,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$193,749	$101,819
Reserve for sales returns and allowances	29,936	33,897
Income taxes payable	4,432	-
Short-term debt	-	20,262
Total current liabilities	228,117	155,978

Long term debt	88,774	86,728
Other liabilities	2,968	2,490
Income taxes payable	16,926	16,788
Total liabilities	336,785	261,984

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	302,496	303,474
Retained earnings	111,014	72,835
Accumulated other comprehensive income (loss)	(4,255)	(4,228)
	409,283	372,109
Total liabilities and stockholders' equity	$746,068	$634,093

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2010
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, expect per share data)

Net sales	$348,677	$351,438	$549,277	$604,932
Less cost of sales
Cost of goods	194,908	195,096	303,794	354,074
Royalty expense	36,644	32,487	56,052	90,595
Amortization of tools and molds	6,168	8,146	10,012	13,649
Cost of sales	237,720	235,729	369,858	458,318
Gross profit	110,957	115,709	179,419	146,614
Direct selling expenses	17,293	17,729	33,943	42,764
Selling, general and administrative expenses	37,102	38,255	96,053	116,014
Depreciation and amortization	4,983	7,379	10,198	12,895
Write-down of other intangible assets	-	-	-	8,221
Write-down of goodwill	-	-	-	407,125
Income (loss) from operations	51,579	52,346	39,225	(440,405)
Other income (expense):
Profit (loss) from video game joint venture	-	(1,919)	6,000	(21,924)
Interest income	99	28	251	277
Interest expense, net of benefit	(1,547)	(1,267)	(5,751)	(3,800)
Income (loss) before provision (benefit) for income taxes	50,131	49,188	39,725	(465,852)
Provision (benefit) for income taxes	9,771	15,480	1,547	(82,200)
Net income (loss)	$40,360	$33,708	$38,178	$(383,652)
Earnings (loss) per share - diluted (basic)	$1.23	$1.06	$1.26	$(14.11)
Shares used in earnings (loss) per share	33,974	32,505	34,692	27,193

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Results
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
	(In thousands, expect per share data)

Net sales	$351,438	$604,932
Change in net sales - recall	-	610
Non-GAAP net sales	$351,438	$605,542

Income (loss) from operations as reported	$33,709	$(383,652)

Non-GAAP adjustments:
Change in net sales - recall	-	610

Changes in cost of sales:
Impairment of inventory	2,186	25,534
Impairment of inventory - recall	-	658
Write-down of abandoned/underperforming licenses	143	33,366
Total changes in cost of sales	2,329	59,558

Other G&A Expenses
Write-down of Other Intangible Assets	-	8,221
Write-down of Joint Venture receivable	1,045	23,544
Write-down of Goodwill	-	407,125
Write-off of obsolete tools and molds	-	2,316
Tax impact of above items	(1,146)	(93,432)

Total non-GAAP adjustments	2,227	407,942

Non-GAAP income from continuing operations	$35,936	$24,290

Non-GAAP earnings per share - diluted:	$1.13	$0.83
Shares used in earnings per share diluted	32,505	32,093

© 2010 JAKKS Pacific, Inc. All rights reserved.

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, (310) 455-6235
Joel Bennett, (310) 455-6210